Exhibit 99

Manning & Napier, Inc. Reports Fourth Quarter and Full Year 2015 Earnings Results

FAIRPORT, NY, February 3, 2016 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2015 fourth quarter and full year results for the period ended December 31, 2015.

Summary Highlights

•	Fourth quarter income before taxes and economic net income, a non-GAAP measure, were $26.0 million and $16.4 million, or $0.20 per adjusted share

•	Assets under management (“AUM”) at December 31, 2015 were $35.4 billion, compared with $37.2 billion at September 30, 2015

•	Revenue for the fourth quarter decreased 26% year-over-year and decreased 7% sequentially to $72.5 million

•	The Company’s Board of Directors declared a quarterly dividend of $0.16 per share of Class A common stock

•	The Company announced the agreement to acquire a majority interest in Rainier Investment Management, LLC, to enhance product diversification and broaden its geographic coverage

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “During 2015, we took several steps to enhance our product set and investment performance. Our game plan was two-fold, and included actions to strengthen our existing research capabilities while also diversifying these capabilities by adding new, distinct research teams. At the end of the first quarter, we reduced the size of the portfolio management teams for several of our long-tenured, all cap equity and multi asset class strategies to increase focus and accountability and to sharpen decision-making. These changes resulted in adjustments to our portfolios, however, our investment performance still requires improvement to reverse the net outflows we experienced in 2015. In December we announced our intent to acquire a majority interest in Rainier Investment Management, LLC, an active investment manager focused on capitalization based equity strategies which we believe will strengthen our positioning as a provider to defined contribution plans. We expect this transaction and last year’s enhancements to our internal team to collectively result in a more competitive and diversified product set for Manning & Napier going forward.”

Fourth Quarter 2015 Financial Review

Manning & Napier reported fourth quarter 2015 revenue of $72.5 million, a decrease of 26% from revenue of $98.3 million reported in the fourth quarter of 2014, and a decrease of 7% from revenue of $77.9 million reported in the third quarter of 2015. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $37.3 billion, a 25% and 7% decrease from average AUM for the fourth quarter of 2014 and the third quarter of 2015, when average AUM was $49.5 billion and $40.2 billion, respectively. Revenue as a percentage of average AUM was 0.77% for the fourth quarter of 2015, compared to 0.79% for the fourth quarter of 2014 and 0.77% for the third quarter of 2015.

Beginning in 2015, economic income is equivalent to income before provision for income taxes. The Company completed the service and performance-based vesting of pre-initial public offering ownership interests in 2014 and as such, no longer records non-cash reorganization-related share based compensation expense. Refer to the Non-GAAP Financial Measures section below for additional details.

Operating expenses for the fourth quarter 2015 were $46.3 million, a decrease of $8.5 million, or 16%, compared with the fourth quarter of 2014 excluding non-cash reorganization-related share-based compensation, and a decrease of $0.9 million, or 2%, compared with the third quarter of 2015.

Compensation and related costs decreased by $1.8 million compared with the fourth quarter of 2014 excluding non-cash reorganization-related compensation and decreased by $0.1 million compared with the third quarter of 2015. The expense decrease in the current quarter compared to the fourth quarter of 2014 was primarily due to lower incentive compensation costs for our investment team and sales professionals resulting from investment performance and net client outflows during the respective periods. As a percentage of revenue, compensation and related costs for the fourth quarter of 2015 were 34%, compared with 27% for the fourth quarter of 2014 and 31% for the third quarter of 2015.

Distribution, servicing and custody expenses for the fourth quarter of 2015 decreased by $6.1 million, or 32%, compared with the fourth quarter of 2014, and $0.9 million, or 7%, compared with the third quarter of 2015, while average mutual fund and collective trust AUM decreased by 32% and 8% for the respective periods. Other operating costs decreased by $0.5 million, or 6%, compared with the fourth quarter of 2014, and increased by $0.1 million, or 1%, compared with the third quarter of 2015.

Operating income was $26.2 million for the quarter, a decrease of $17.3 million, or 40%, from the fourth quarter of 2014 when excluding non-cash reorganization-related share-based compensation and a decrease of $4.5 million, or 15%, from the third quarter of 2015. Operating margin was 36% for the fourth quarter of 2015, compared with 44% for the fourth quarter of 2014 and 39% for the third quarter of 2015.

Non-operating loss was $0.2 million for the quarter, compared to non-operating loss of $0.2 million and $6.0 million reported in the fourth quarter of 2014 and third quarter of 2015, respectively. For the current quarter, non-operating loss included $0.2 million of net losses on investments held by the Company to provide initial cash seeding for product development purposes. The non-operating loss in the third quarter of 2015 included a $2.8 million one-time expense related to an increase in amounts payable under the tax receivable agreement, as well as a net loss of $3.2 million on investments.

As defined in the Non-GAAP Financial Measures section below, the Company used economic income for periods prior to the first quarter of 2015 and continues to use economic net income to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported fourth quarter 2015 income before taxes of $26.0 million compared with economic income of $43.3 million in the fourth quarter of 2014, a 40% decrease, and income before taxes of $24.7 million in the third quarter of 2015, a 5% increase. Also for the fourth quarter of 2015, economic net income was $16.4 million, or $0.20 per adjusted share, compared with $26.7 million, or $0.30 per adjusted share, in the fourth quarter of 2014 and $17.3 million, or $0.21 per adjusted share, in the third quarter of 2015.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the fourth quarter of 2015 was $24.3 million, compared with net income of $68.5 million in the fourth quarter of 2014 and net income of $26.3 million in the third quarter of 2015. GAAP net income attributable to the common shareholders for the fourth quarter of 2015 was $2.9 million, or $0.19 per basic and diluted share, compared to $8.1 million, or $0.59 per basic share and $0.58 per diluted share, in the fourth quarter of 2014 and $3.5 million, or $0.24 and $0.21 per basic and diluted share, respectively, in the third quarter of 2015 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Twelve-months ended December 31, 2015 Financial Review

Manning & Napier reported 2015 revenue of $327.8 million, a decrease of 19% from revenue of $405.5 million reported in 2014. The decrease in 2015 was consistent with changes in average AUM, which decreased by 18% over the prior year. Revenue as a percentage of average AUM was 0.77%, compared to 0.79% for the prior year.

Operating expenses for 2015 were $199.3 million, a decrease of $33.1 million, or 14%, from 2014 excluding non-cash reorganization-related compensation. Compensation and related costs decreased by $15.6 million, or 13%, when compared to 2014. This decrease was primarily due to lower 2015 incentive compensation costs for our investment team and sales professionals resulting from investment performance and net client outflows during the respective periods. This decrease was partially offset by an increase in share-based compensation expense of $2.5 million when compared to 2014. This increase was primarily driven by the 2015 purchase of unvested pre-IPO ownership interests that were subsequently re-issued as Class A common stock as well as the 2015 expense recognized for equity awards granted during the second quarter of 2014. As a percentage of revenue, compensation and related costs for 2015 were 32%, compared to 29% for the prior year.

Distribution, servicing and custody expenses for 2015 decreased by $18.2 million, or 24%, from 2014, while average mutual fund and collective trust AUM decreased by 24% for the same period. Other operating costs increased by $0.6 million, or 2%, when compared to 2014.

Operating income was $128.6 million for 2015, a decrease of $44.5 million, or 26%, from 2014 excluding non-cash reorganization-related share-based compensation. Operating margin for 2015 was 39% compared to the prior year of 43%.

Non-operating loss for 2015 was $7.0 million, a decrease of $8.9 million from non-operating income of $1.9 million reported in 2014. Included in non-operating loss for 2015 and 2014 was $4.4 million and $0.8 million, respectively, in net losses on investments held by the Company to provide initial cash seeding for product development purposes. In addition, the Company recognized $2.8 million of non-operating expense during 2015 and $2.0 million of non-operating income in 2014, both related to changes in the Company’s expected tax benefits under the tax receivable agreement and the corresponding payment of such benefits under the agreement. The remaining decrease in non-operating income during 2015 is due to interest expense of $0.3 million related to the credit facility entered into in 2015.

Manning & Napier reported 2015 year-to-date income before taxes of $121.6 million, compared with economic income of $175.0 million in 2014, a 31% decrease. Also for 2015, economic net income was $78.3 million, or $0.92 per adjusted share, compared with $108.0 million, or $1.22 per adjusted share in 2014.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the twelve months ended December 31, 2015 was $117.0 million, compared with net income of $123.7 million in 2014. GAAP net income attributable to the common shareholders for the twelve months ended December 31, 2015 was $13.2 million, or $0.91 and $0.90 per basic and diluted share, respectively, compared to $9.3 million, or $0.68 per basic share and $0.67 per diluted share for the twelve months ended December 31, 2014.

Assets Under Management

As of December 31, 2015, AUM was $35.4 billion, a decrease of 5% from $37.2 billion as of September 30, 2015 and a decrease of 26% from $47.8 billion as of December 31, 2014. As of December 31, 2015, the composition of the Company’s AUM was 59% in separate accounts and 41% in mutual funds and collective investment trusts, compared to 58% and 53% in separate accounts and 42% and 47% in mutual funds and collective investment trusts as of September 30, 2015 and December 31, 2014, respectively.

Since September 30, 2015, AUM decreased by $1.7 billion, including decreases of 3% in separate accounts and 7% in mutual funds and collective investment trusts. This decrease in AUM was attributable to net client outflows of $2.9 billion, offset by market appreciation and other changes of $1.2 billion. The net client outflows of $2.9 billion consisted of net client outflows for both the mutual funds and collective investment trusts products and separate accounts of approximately $1.5 billion and $1.4 billion, respectively. The separate account retention rate was 89% for 2015, compared to the prior year retention rate of 92%.

When compared to December 31, 2014, AUM decreased by $12.4 billion from $47.8 billion, including a decrease of $4.7 billion, or 18%, in separate account AUM and a decrease of $7.7 billion, or 34%, in mutual fund and collective investment trusts AUM. The $12.4 billion decrease in AUM from December 31, 2014 to December 31, 2015 was attributable to net client outflows of $11.0 billion, as well as market depreciation and other changes of $1.4 billion. The net client outflows of $11.0 billion consisted of $4.0 billion of net outflows for separate accounts, and $7.0 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet

Cash and cash equivalents were $117.6 million at December 31, 2015, compared with $94.2 million at September 30, 2015. The change in cash and cash equivalents during the quarter was primarily driven by net income after adjustment for non-cash items and the timing of accrued incentive compensation payments, offset by Manning & Napier Group, LLC’s distribution of $12.5 million in cash for the quarter, resulting in a $0.16 per share fourth quarter dividend.

On April 23, 2015, the Company entered into an unsecured revolving credit agreement that provides borrowing capacity of up to $100.0 million, with a feature providing for an increase in the line to $150.0 million on approval by the lending group. At December 31, 2015, no amounts have been borrowed under the credit agreement and the Company was in compliance with all financial covenants.

Conference Call

Manning & Napier will host a conference call to discuss its 2015 fourth quarter and full year financial results on Thursday, February 4, 2016, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 24801340. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company’s website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through February 18, 2016. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 24801340. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management used economic income and continues to use economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income prior to the first quarter of 2015, excluded from income before provision for income taxes the reorganization-related share-based compensation, which resulted in non-cash compensation expense reported over the vesting period. Upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees, other than William Manning, were modified such that 85% of their pre-IPO ownership interests were subject to service and performance-based vesting through 2014. Beginning with the period ending March 31, 2015, economic income is equivalent to income before provision for income taxes.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 37%, 30% and 38.25% for the three-months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively, and 35.6% and 38.25% for the twelve-months ended December 31, 2015 and 2014, respectively, reflecting assumed federal, state and local income taxes. The change in the effective rate during the third quarter of 2015 reflects the reduction of its liability for income taxes associated with unrecognized benefits. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 474 employees as of December 31, 2015.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Shannon Lappin

Manning & Napier, Inc.

585-325-6880

slappin@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Revenues
Investment management services revenue	$72,491	$77,928	$98,336	$327,818	$405,465
Expenses
Compensation and related costs	24,365	24,500	(1,274)	103,992	158,183
Distribution, servicing and custody expenses	12,721	13,620	18,840	59,013	77,165
Other operating costs	9,208	9,075	9,757	36,261	35,624

Total operating expenses	46,294	47,195	27,323	199,266	270,972

Operating income	26,197	30,733	71,013	128,552	134,493
Non-operating income (loss)
Non-operating income (loss), net	(211)	(6,007)	(229)	(6,961)	1,902

Income before provision for income taxes	25,986	24,726	70,784	121,591	136,395
Provision (benefit) for income taxes	1,679	(1,600)	2,248	4,639	12,660

Net income attributable to the controlling and the noncontrolling interests	24,307	26,326	68,536	116,952	123,735
Less: net income attributable to the noncontrolling interests	21,447	22,784	60,427	103,738	114,418

Net income attributable to Manning & Napier, Inc.	$2,860	$3,542	$8,109	$13,214	$9,317

Net income per share available to Class A common stock
Basic	$0.19	$0.24	$0.59	$0.91	$0.68

Diluted	$0.19	$0.21	$0.58	$0.90	$0.67

Weighted average shares of Class A common stock outstanding
Basic	13,745,130	13,745,130	13,705,507	13,736,042	13,678,494

Diluted	14,035,959	81,889,208	13,956,626	13,964,846	13,881,437

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income attributable to Manning & Napier, Inc.	$2,860	$3,542	$8,109	$13,214	$9,317
Plus: net income attributable to the noncontrolling interests	21,447	22,784	60,427	103,738	114,418

Net income attributable to the controlling and the noncontrolling interests	24,307	26,326	68,536	116,952	123,735
Provision (benefit) for income taxes	1,679	(1,600)	2,248	4,639	12,660

Income before (benefit) provision for income taxes	25,986	24,726	70,784	121,591	136,395
Reorganization-related share-based compensation	—	—	(27,468)	—	38,576

Economic income	25,986	24,726	43,316	121,591	174,971
Adjusted income taxes	9,615	7,418	16,568	43,258	66,926

Economic net income	$16,371	$17,308	$26,748	$78,333	$108,045

Reconciliation of non-GAAP per share financial measures:
Net income available to Class A common stock per basic share	$0.19	$0.24	$0.59	$0.91	$0.68

Plus: net income attributable to the noncontrolling interests per basic share	1.58	1.68	4.41	7.60	8.36

Net income attributable to the controlling and the noncontrolling interests per basic share	1.77	1.92	5.00	8.51	9.04
Provision (benefit) for income taxes per basic share	0.12	(0.12)	0.16	0.34	0.93

Income before provision for income taxes per basic share	1.89	1.80	5.16	8.85	9.97
Reorganization-related share-based compensation per basic share	—	—	(2.00)	—	2.82

Economic income per basic share	1.89	1.80	3.16	8.85	12.79
Adjusted income taxes per basic share	0.70	0.54	1.21	3.15	4.89

Economic net income per basic share	1.19	1.26	1.95	5.70	7.90
Less: impact of Manning & Napier Group, LLC units and unvested equity awards converted to Class A common stock	(0.99)	(1.05)	(1.65)	(4.78)	(6.68)

Economic net income per adjusted share	$0.20	$0.21	$0.30	$0.92	$1.22

Weighted average shares of Class A common stock outstanding - Basic	13,745,130	13,745,130	13,705,507	13,736,042	13,678,494

Weighted average exchangeable units of Manning & Napier Group, LLC	67,896,484	67,896,484	73,574,338	69,280,947	74,162,792

Weighted average unvested equity awards	2,097,751	2,105,557	867,623	1,746,506	667,095

Weighted average adjusted Class A common stock outstanding	83,739,365	83,747,171	88,147,468	84,763,495	88,508,381

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of September 30, 2015	$21,441.1	$15,735.3	$37,176.4	$22,775.1	$13,187.7	$1,213.6	$37,176.4
Gross client inflows	391.4	927.3	1,318.7	980.3	266.4	72.0	1,318.7
Gross client outflows	(1,825.9)	(2,441.1)	(4,267.0)	(1,827.6)	(2,321.9)	(117.5)	(4,267.0)
Market appreciation/(depreciation) & other (1)	728.8	485.3	1,214.1	514.6	696.2	3.3	1,214.1

As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2

Average AUM for period	$21,443.1	$15,890.0	$37,333.1	$23,145.0	$13,001.1	$1,187.0	$37,333.1

As of June 30, 2015	$24,205.2	$18,900.9	$43,106.1	$24,900.3	$17,047.7	$1,158.1	$43,106.1
Gross client inflows	783.4	1,030.7	1,814.1	1,023.6	688.8	101.7	1,814.1
Gross client outflows	(1,737.0)	(2,696.3)	(4,433.3)	(1,594.5)	(2,782.3)	(56.5)	(4,433.3)
Market appreciation/(depreciation) & other (1)	(1,810.5)	(1,500.0)	(3,310.5)	(1,554.3)	(1,766.5)	10.3	(3,310.5)

As of September 30, 2015	$21,441.1	$15,735.3	$37,176.4	$22,775.1	$13,187.7	$1,213.6	$37,176.4

Average AUM for period	$22,951.3	$17,255.5	$40,206.8	$24,027.0	$15,013.4	$1,166.4	$40,206.8

As of September 30, 2014	$26,433.6	$24,689.8	$51,123.4	$25,337.2	$24,533.4	$1,252.8	$51,123.4
Gross client inflows	520.5	1,554.7	2,075.2	1,285.0	742.5	47.7	2,075.2
Gross client outflows	(1,496.6)	(3,240.3)	(4,736.9)	(1,432.8)	(3,229.1)	(75.0)	(4,736.9)
Market appreciation/(depreciation) & other (1)	(48.8)	(611.3)	(660.1)	89.6	(762.7)	13.0	(660.1)

As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6

Average AUM for period	$26,016.8	$23,485.0	$49,501.8	$25,367.2	$22,886.0	$1,248.6	$49,501.8

For the twelve-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Gross client inflows	2,426.5	4,227.6	6,654.1	4,327.3	2,047.1	279.7	6,654.1
Gross client outflows	(6,391.2)	(11,260.4)	(17,651.6)	(6,285.7)	(11,005.5)	(360.4)	(17,651.6)
Market appreciation/(depreciation) & other (1)	(708.6)	(653.3)	(1,361.9)	(878.2)	(497.3)	13.6	(1,361.9)

As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2

Average AUM for period	$23,720.0	$18,780.5	$42,500.5	$24,490.1	$16,815.8	$1,194.6	$42,500.5

As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Gross client inflows	3,000.7	6,235.6	9,236.3	4,820.5	4,094.8	321.0	9,236.3
Gross client outflows	(5,313.8)	(7,213.7)	(12,527.5)	(4,404.3)	(7,772.5)	(350.7)	(12,527.5)
Market appreciation/(depreciation) & other (1)	886.8	(620.2)	266.6	1,152.6	(1,015.2)	129.2	266.6

As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6

Average AUM for period	$26,823.8	$24,798.3	$51,622.1	$25,033.3	$25,386.0	$1,202.8	$51,622.1

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including asset acquisitions and net reinvested dividends.

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